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                                                              EXHIBIT 10.54


January 11, 2001


Chris Batson
5920 S. Akron Cr.
Englewood, CO 80111


Dear Chris:

We are pleased to extend to you an offer of employment as Vice President Treasurer with TeleTech in our Denver office. You will start no later than January 29, 2001 and will report to Margot O'Dell, CFO and EVP of Human Resources. Your annual base salary will be $145,000 with a target annual bonus opportunity of 25% of your base. Your bonus will be based upon both TeleTech performance and your individual achievement of MBO goals to be set jointly by yourself and Margot.

You will receive vacation as per TeleTech's policy, which is accrued each pay period to a maximum of three (3) weeks per year. You will be eligible for TeleTech's medical and dental insurance, on your start date. Eligibility for the 401(k) plan begins during the enrollment period following six (6) months of service. Eligibility for participation in the Employee Stock Purchase Plan also starts at the beginning of the first offering period following 90 days of employment.

Upon commencement of your employment, you will be granted a new hire stock option grant of 20,000 shares at an exercise price equal to the closing price of TeleTech's stock on the first day of your employment, subject to the approval of the compensation committee of the Board of Directors. This new hire grant will vest in equal annual installments over a four (4) year period, subject to your continued employment with the Company.

You will be eligible to participate in a Management Stock Option Program, which is designed to grant options at the end of each year. This is a discretionary plan which awards options based upon personal achievements of business objectives. If awarded, these options will vest over a four-year period.

In addition TeleTech will pay you a sum equal to the amount of your required reimbursement to your current employer (NCR), for previously paid bonus and moving costs up to $28,500. If you voluntarily leave TeleTech or are terminated for cause within the first two (2) years of employment this sum will be repayable to TeleTech on a pro-rata monthly basis.

TeleTech requires all employees to acknowledge the terms and conditions of their employment by signing agreements regarding at-will employment, arbitration, confidentiality, non-competition, non-disclosure, trade secrets, and invention protection. These agreements will be provided by TeleTech and must be signed at or before the start of your employment.


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Chris Batson
January 11, 2001
Page 2 of 3


This offer is in effect until 5 PM MST January 12, 2001 and is contingent upon your successful clearance of TeleTech's reference, background and drug screens.

I'd like to personally welcome you to TeleTech. We look forward to working with you.


Sincerely,

/s/ David Gilbert
David Gilbert
Vice President, Corporate Human Resources

DG/maf

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Chris Batson
January 11, 2001
Page 3 of 3


Please execute two copies of this Agreement, return the original to me and retain one for your files. Please fax me a signed copy to (303) 839-4731.

I agree to the terms and conditions of this offer of employment and will begin working as VP Treasurer with TeleTech on January 29, 2001.

* "CAUSE" means, as determined in the sole discretion of the Board, a Participant's (a) commission of a felony or the commission of any crime involving moral turpitude, theft, embezzlement, fraud, misappropriation of funds, breach of fiduciary duty, abuse of trust or the violation of any other law or ethical rule relating to the Company; (b) material or repeated dishonesty or misrepresentation involving the Company or any Subsidiary; (c) material or repeated misconduct in the performance or non-performance of Participant's responsibilities as an employee, officer, Director, consultant or independent contractor; (d) violation of a material condition of employment; (e) unauthorized use of trade secrets or confidential information (or the Company's reasonable belief that a Participant has or has attempted to do so); or (f) aiding a competitor of the Company or any Subsidiary.



Signed: /s/ Chris Batson
       ------------------------

Date: 1/12/01




This offer is extended dependent upon reference checking, passing a drug test, presentation of appropriate documentation to meet current Immigration and Naturalization requirements, and the receipt of a signed Non-Disclosure/Non-Compete Agreement. UPON YOUR ARRIVAL, A SOCIAL SECURITY CARD AND ONE OF THE FOLLOWING DOCUMENTS IS REQUIRED: A VALID DRIVER'S LICENSE, ID CARD, ORIGINAL OR CERTIFIED COPY OF BIRTH CERTIFICATE, CURRENT INS EMPLOYMENT AUTHORIZATION, VALID U.S. PASSPORT, OR CERTIFICATE OF NATURALIZATION.